Exhibit 10.1

DATED September 15, 2022

(1)Vaccitech PLC and

(2)Gemma Brown

SERVICE AGREEMENT

THIS AGREEMENT is made the day of 15 September 2022

BETWEEN

(1)VACCITECH PLC registered in England and Wales with Company Number 13282620 of Units 6 – 10, Zeus Building, Rutherford Avenue, Harwell, Didcot, OX11 0DF (Company); and

(2)	Gemma Brown of 134 Meadow Way, Caversham, Reading, Berkshire, RG4 5LY.(Executive)

The Board has approved the terms of this Agreement under which the Executive is to be employed.

1.	INTERPRETATION
1.1	In this Agreement the following words and expressions have the following meanings unless inconsistent with the context:

Board	means the board of directors from time to time of the Company and includes any committee of the board of directors duly appointed by it;

Companies Acts	means the Companies Act 1985, the Companies Act 1989 and the Companies Act 2006;

Employment	means the Executive's employment under this Agreement;

ERA	means the Employment Rights Act 1996;

Group Member	means the Company and any "group undertaking" (as defined in section 1161 of the Companies Act 2006) of the Company;

Intellectual Property Rights

means patents, rights to inventions, copyright and related rights, trade marks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, tights in confidential information {including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including ail applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world;

Pre- Contractual Statement

means any undertaking, promise, assurance, statement, representation or warranty (whether in writing or not) of any person relating to the Employment which is not expressly set out in this Agreement or any documents referred to in ft; and

Regulations	means the Working Time Regulations 1998,

1.2	References to clauses, sub clauses and schedules are, unless otherwise stated, references to clauses and sub clauses of and schedules to this Agreement.
1.3	The headings to the clauses are for convenience only and shall not affect the construction or interpretation of this Agreement.
1.4	References to persons shall include bodies corporate, unincorporated associations and partnerships.
1.5	Words and expressions defined in or for the purpose of the Companies Acts shall have the same meaning unless the context otherwise requires.
2.	APPOINTMENT

The Company shall employ the Executive and the Executive agrees to serve the Company as Chief Financial Officer on and subject to the terms and conditions in this Agreement. Your duties include management of Company financials and all necessary reporting and strategic planning to ensure Company is adequately financed to achieve its goals.

3.	DURATION AND WARRANTIES
3.1	The Employment shall commence on the 15 September and, subject to clauses 20.1 and 20, shall continue until terminated by either party giving to the other not less than six months' notice in writing.
3.2	The Executive is not required to complete a probationary period.

3.3	For the purpose of the ERA the Executive's period of continuous employment shall begin on the 6 September 2021. The Employment is not continuous with any previous employment with any other employer
3.4	The Executive represents and warrants that, in entering into and performing her duties under this Agreement:
(a)	she is not subject to any restriction that might hinder or prevent her from performing any of her duties in full;
(b)	she will not be in breach of any other contract of employment or any other obligation to any third party;
3.5	The Executive further warrants that she has no criminal convictions and has never been disqualified from being a company Executive.
3.6

The Executive's employment is conditional on the Executive having, and at all times during the Employment continuing to have, the right to live and work for the Company in the United Kingdom. The Executive undertakes to notify the Company immediately if any such right to work ceases, or is reasonably expected to cease during the Employment and to immediately provide the Company with written details of changes to the Executive's personal circumstances or immigration status that might affect the Executive's immigration permission or the right to work evidence that the Executive has provided previously to the Company.

3.7

In order for the Company to comply with its duties to prevent illegal working, if the Executive holds a work visa sponsored by the Company or any Group Member, the Executive is required to notify the Company in writing within five working days of any change in the Executive's personal contact details (home address, home telephone number and mobile telephone number).

3.8

The Executive undertakes to provide on request to the Company all necessary cooperation and such documentary or online evidence as it may require to verify to its complete satisfaction the Executive's right to work for the Company in the United Kingdom. The Executive acknowledges that the Executive's continuing employment with the Company is conditional on compliance with this obligation and the duties in clauses 3.7 and 3.8, and that failure to comply to the Company's satisfaction may result in disciplinary action under the Company's disciplinary procedure.

4.	SCOPE OF THE EMPLOYMENT
4.1	The Executive shall:

(a)	devote the whole of her time, attention, ability and skills to her duties;
(b)	faithfully and diligently perform such duties and exercise such powers consistent with her position as may from time to time be assigned to or vested in her by the Board;
(c)	comply with all reasonable and lawful directions of the Board;
(d)	comply with all the Company's articles of association, rules, regulations, policies and procedures from time to time in force and applicable to her;
(e)

exercise her duties in compliance with the requirements of the Bribery Act 2010 and use all reasonable endeavours to assist the Company and any Group Member in preventing bribery from being conducted on its behalf in contravention of that Act

(f)	at all times act in the best interests of the Company and its Group Members and use her best endeavours to promote and protect the interests of the Company, its Group Members and its employees; and
(g)

keep the Board at all times promptly and fully informed (in writing if so requested) of her conduct of the business of the Company and any Group Member and provide such explanations in connection with such conduct as the Board may from time to time require.

4.2

Subject to clause 4.3 the Company reserves the right to assign the Executive duties of a different nature on a permanent or temporary basis either in addition to or instead of those referred to in clause 4.1 above, it being understood that she will not be assigned duties which she cannot reasonably perform or which are inconsistent with her position and status.

4.3

During any period of notice of termination (whether given by the Company or the Executive), the Company shall be at liberty to assign the Executive such other duties as the Company shall reasonably determine.

4.4	The Executive shall not, without the prior consent of the Board:-
(a)	on behalf of the Company or any Group Member, incur any capital expenditure in excess of such sum as may be authorised from time to time;
(b)	on behalf of the Company or any Group Member, enter into any commitment, contract or arrangement otherwise than in the normal course of business or outside the scope of her normal duties, or of an unusual, onerous or long term nature,

4.5

The Executive confirms that she has disclosed to the Company all circumstances in respect of which there is, or there might be, a conflict or possible conflict of interest between the Company or any Group Member and the Executive and she agrees to disclose fully to the Company any such circumstances that might arise during the Employment. For the avoidance of doubt, this includes but is not limited to, disclosing to the Company any activity by a third party or the Executive herself which might reasonably be expected to harm the Company or any Group Member or their business or destabilise their workforce.

5.	HOURS AND PLACE OF WORK
5.1

The Executive shall be required to work such hours as are necessary for the proper performance of her duties. The Executive's normal hours of work are Monday to Friday inclusive between the hours of 9 am to 5 pm and the Executive will be allowed one hour for lunch.

5.2

The Executive acknowledges that the Executive holds a senior executive position with certain autonomous decision taking powers and therefore is not subject to regulation 4(1) of the Working Time Regulations but without prejudice to that the Executive agrees that the 48 hour weekly working time limit under the Working Time Regulations shall not apply to her. She understands that she can withdraw her agreement to this by giving the Company not less than 3 months' written notice.

5.3

The Executive's principal place of work will be in the Company's offices at 6 – 10 Zeus, Building, Rutherford Avenue, Harwell, Didcot, OX11 0DF or any such place as the Company shall from time to time direct. The Executive will be given reasonable notice of any change in her place of work.

5.4	The Executive may be required to travel throughout the United Kingdom and overseas in the performance of her duties.
5.5

The Executive shall not be required to work outside the UK for any continuous period of more than one month. If by agreement the Executive is required to work outside the United Kingdom for a period of one month or more the Executive will be paid her normal salary in sterling and her normal contractual benefits will continue unless otherwise agreed at the relevant time.

6.	REMUNERATION
6.1

The Company shall pay to the Executive a basic salary at the rate of £220,000.00 per annum, which shall be subject to tax and National Insurance contributions. This salary will accrue from day to day and will be payable by equal monthly instalments in arrears, normally on or around the twenty-eighth day of each calendar month by credit transfer to a bank account nominated by the Executive and will include any director's and other fees and emoluments receivable by the Executive as a director of the Company or of a Group Member.

6.2

The Board will review the Executive's salary annually. The Company shall not be obliged to make any increase, but shall not make any decrease. There will be no review of the salary after notice of termination has been given by either party.

6.3	The Executive will not be entitled to receive any additional remuneration for work performed outside normal business hours for the Company.
6.4

The Executive may be entitled to be paid a bonus of up to 40% of salary annually. The Bonus will be subject to deductions of relevant tax and National Insurance contributions. Any bonus is paid at the absolute discretion of the Company, taking into account specific performance targets to be notified to the Employee from time to time.

6.5

The Bonus will not be payable unless, on the date payment of the bonus is made, the Executive is still in employment with the Company and neither the Executive nor the Company has given or received notice of termination of employment.

6.6	Any bonus payment payable to the Executive will not be taken into account for the purpose of calculating pension contributions.
6.7

Where the Employment is terminated for whatever reason, and whether lawfully or unlawfully or in breach of contract, she shall not be entitled to compensation for loss of office or of any rights or benefits under any share option or award, bonus, long-term incentive plan (or similar) or other profit sharing scheme operated by the Company or any Group Member in which she may participate.

7.	PENSION
7.1	The Company will comply with the employer pension duties in respect of the Employee in accordance with Part 1 of the Pensions Act 2008.
7.2	The Company shall match the Executive's contributions, up to an amount equivalent to 5% of the Executive's basic salary, into the Company's Pension Plan (Company

Pension) subject to its rules from time to time in force and any statutory limits imposed from time to time. Details of the Company Pension can be obtained from the HR Department.

8.	BENEFITS
8.1	The Executive will:
(a)	will be entitled to be a member of the Company's private medical expenses scheme provided by AXA or such other medical expenses scheme as the Company may make available from time to time;
(b)

may while the Employment continues participate in any life assurance scheme as the Company may make available from time to time under which a lump sum benefit shall be payable on the Executive's death;

(c)

the Executive may participate in any permanent health insurance scheme from time to time operated by the Company and notified to the Executive in writing as being applicable to the Executive (the "PHI Scheme"). The Executive's participation in the PHI Scheme will be subject to the following additional terms:

(i)	the precise terms of the PHI Scheme shall be at the Company's discretion;
(ii)	the Company shall only be obliged to make payments to the Executive under the PHI Scheme if it has received payment from the insurance provider for that purpose;
(iii)

all payments under the PHI Scheme will be subject to the Executive's acceptance of such variations to the Executive's terms and conditions of employment as may from time to time be requested by the Company;

(iv)

all payments under the PHI Scheme will be subject to such deductions as may be required by law and also a sum equivalent to any employer's national insurance contributions which are payable by the Company in respect of any payment under the PHI Scheme and which are not reimbursed by the insurer under the PHI scheme; and

(v)

where payments are made under the PHI Scheme, all other benefits provided to or in respect of the Executive by the Company will cease immediately (if they have not done so already) except those benefits for which the Company receives, from the insurer under the PHI Scheme, reimbursement in full of the total cost of the Company of the benefit;

8.2

The Executive may be entitled to receive such other benefits as the Company may make available from time to time. The Company reserves the right to vary, replace or withdraw such benefits at any time. Details of benefits referred to in clause may be obtained from HR.

8.3

In the event that the Executive is absent by reason of ill-health she will continue to co- operate with and act in good faith towards the Company including but not limited to staying in regular contact with the Company and providing it with such information about their health, prognosis and progress as the Company may require.

9.	EXPENSES

The Company shall reimburse the Executive in respect of all expenses reasonably incurred by her in the proper performance of her duties, subject to the Executive providing such receipts or other evidence that the Company may require,

10.	HOLIDAY
10.1

The Executive shall be entitled to receive her normal remuneration for all bank and public holidays normally observed in England and a further 25 working days holiday in each holiday year, being the period from 1 January to 31 December. The Executive may only take her holiday at such times as are agreed with the CEO.

10.2

In the holiday years in which the Employment commences or terminates, the Executive's entitlement to holiday shall accrue on a pro-rata basis for each complete month of service during the relevant year.

10.3

If, on the termination of the Employment, the Executive has exceeded her accrued holiday entitlement, the Executive will be required to refund to the Company a sum representing such unearned holiday or the excess may be deducted from any sums due to her. If the Executive has any unused holiday entitlement, the Board may either require the Executive to take such unused holiday during any notice period or accept payment in lieu. Any payment in lieu shall only be made in respect of holiday accrued in accordance with clause 10.2 above during the Executive's final holiday year. Payments under this clause shall be calculated at a rate of 1/260 of annual basic salary, or at such other rate as required by law, payable to the Executive pursuant to clause 10.1 from time to time per day of holiday.

10.4

Holiday entitlement for one holiday year may not be taken in subsequent holiday years unless otherwise agreed by the Board. Failure to take holiday entitlement in the appropriate holiday year will lead to forfeiture of any accrued holiday not taken, without any right to payment in lieu.

10.5	The Executive may take her statutory holiday (or part of it) during any period of sickness absence at such times and on such notice as may be agreed with the Board.
11.	INCAPACITY
11.1

Subject to the Executive's compliance with the Company's rules from time to time in force regarding sickness notification and doctor's certificates, details of which can be obtained from the HR Department and subject to the Company's right to terminate the Employment for any reason including without limitation incapacity, if the Executive is at any time absent on medical grounds the Company shall pay to the Executive her normal basic salary for a maximum of 30 days in aggregate In any rolling period of 12 months (Company Sick Pay). The Company reserves the right to pay Company Sick Pay in addition to the above entitlement at its absolute discretion.

11.2

In the event of incapacity, the Company reserves the right to require the Executive to undergo a medical examination by a doctor or consultant nominated by it, at any time including at any stage of absence at the Company's expense, and the Executive agrees that she will undergo any requisite tests and examinations and will fully co- operate with the relevant medical practitioner.

11.3

Payment of Company Sick Pay to the Executive pursuant to clause 11.1 shall be inclusive of any Statutory Sick Pay and any Social Security Sickness Benefit or other benefits to which the Executive may be entitled, whether or not claimed.

11.4

If the Executive's absence shall be caused by the actionable negligence of a third party in respect of which damages are recoverable, then all sums paid by the Company shall constitute loans to the Executive, who shall:

(a)	immediately notify the Company of all the relevant circumstances and of any claim, compromise, settlement or judgement made or awarded;
(b)	if the Board so requires, refund to the Company such sum as the Board may determine, not exceeding the lesser of:
(i)	the amount of damages recovered by her under such compromise, settlement or judgement; and

(ii)	the sums advanced to her in respect of the period of incapacity;

in either case less such amounts the Executive has paid to recover the sum (fees, costs etc)

11.5

Any actual or prospective entitlement to Company Sick Pay or, private medical insurance or other long term disability benefits shall not limit or prevent the Company from exercising its right to terminate the Employment in accordance with clauses 3.1 or 20 or otherwise and the Company shall not be liable for any loss arising from such termination.

11.6

If the Executive is prevented by incapacity from properly performing her duties under this Agreement for a consecutive period of 20 working days the Board may appoint another person or persons to perform those duties until such time as the Executive is able to resume fully the performance of her duties.

12.	OTHER PAID LEAVE
12.1

Apart from holiday, the Executive may be entitled to the following other paid leave: maternity leave, paternity leave, adoption leave, shared parental leave, parental bereavement leave, time off for trade union duties, and such other statutory leave as may be available from time to time. Any leave will be subject to statutory eligibility requirements and Company rules on eligibility which are available from HR.

12.2	The Company does not provide paid leave over and above any statutory entitlement.
13.	TRAINING
13.1	There is no particular training required for this role but the Company will make training opportunities available to the Executive from time to time. Further details are available from HR.
14.	DEDUCTIONS

For the purposes of the ERA, the Executive hereby authorises the Company to deduct from her remuneration or other sums due to the Executive any sums due from her to the Company by reason of the Employment (or its termination) the value of any claim of whatever nature and in whatever capacity that the Company may have against the Executive including, without limitation, any overpayments of salary, overpayments of holiday pay whether in respect of holiday taken in excess of that accrued during the holiday year or otherwise, loans or advances made to her by the Company, any fines incurred by the Executive and paid by the Company, the cost of repairing any damage or loss to the Company's property caused by her any contributions that the Company may deduct in accordance with the automatic enrolment requirements of the Pensions Act 2008 when they apply to the Company, any amounts payable by the Executive as member contributions to such pension scheme or arrangement as the Company has in place in respect of the Executive from time to time and all losses suffered by the Company as a result of any negligence or breach of duty by the Executive.

15.	RESTRICTIONS ON OTHER ACTIVITIES BY THE EXECUTIVE
15.1

During the Employment the Executive shall not directly or indirectly be employed, engaged, concerned or interested in any other business or undertaking without the prior written consent of the Board or be involved in any activity which the Board reasonably considers may be, or become, harmful to the interests of the Company or which might reasonably be considered to interfere with the performance of the Executive's duties under this Agreement provided that this clause 15.1 shall not prohibit the holding (directly or through nominees) of investments as long as not more than 5 per cent of the issued shares or other securities of any class of any one company shall be so held.

15.2

Subject to any regulations issued by the Company, the Executive shall not be entitled to receive or obtain directly or indirectly any discount, rebate or commission in respect of any sale or purchase of goods effected or other business transacted (whether or not by her by or on behalf of the Company) and if she (or any firm or company in which she is interested) shall obtain any such discount, rebate or commission, she shall account to the Company for the amount received by her (or a due proportion of the amount received by such company or firm having regard to the extent of her interest in it).

16.	CONFIDENTIALITY
16.1	The Executive shall neither during the Employment (except in the proper performance of her duties) nor at any time (without limit) after the termination of the Employment:
(a)	divulge or communicate to any person, company, business entity or other organisation;
(b)	use for her own purposes or for any purposes other than those of the Company; or
(c)

through any failure to exercise due care and diligence, permit or cause any unauthorised disclosure of any Confidential Information, provided that these restrictions shall cease to apply to any information which shall become available to the public generally otherwise than through an unauthorised disclosure by the Executive or any other person.

16.2	For the purposes of this Agreement Confidential Information shall mean, in relation to the Company:
(a)	trade secrets;
(b)

information relating to research activities. Inventions, discoveries, secret processes, designs, know how, technical specifications and processes, formulae, intellectual property rights, computer software, product lines and any other technical Information relating to the creation, production or supply of any past, present or future product or service,

(c)	any inventions or improvements which the Executive may make or discover during the Employment;
(d)	any information relating to the business or prospective business,
(e)	details of suppliers, their services and their terms of business,
(f)	details of customers and their requirements, the prices charged to them and their terms of business,
(g)	pitching material, marketing plans and sales forecasts of any past, present or future products or services,
(h)

information relating to the business, corporate plans, management systems, accounts, finances and other financial information, results and forecasts (save to the extent that these are included in published audited accounts),

(i)	proposals relating to the acquisition or disposal of a company or business or any part thereof;
(j)	proposals for expansion or contraction of activities, or any other proposals relating to the future;
(k)	details of employees and officers and of the remuneration and other benefits paid to them,
(l)	information given in confidence by clients, customers suppliers or any other
(m)	any other information which the Executive is notified is confidential; and

(n)

any other information which the Company could reasonably be expected to regard as confidential, whether or not such information is reduced to a tangible form or marked in writing as "confidential", including but not limited to, information which is commercially sensitive, which comes into the Executive's possession by virtue of the Employment and which is not in the public domain and all information which has been or may be derived or obtained from any such information or that the Executive can demonstrate was known to the Executive prior to commencement of the Employment.

16.3

The Executive acknowledges that all notes, memoranda, records, lists of customers and suppliers and employees, correspondence, documents, computer and other discs and tapes, data listings, databases, codes, designs and drawings and any other documents and material whatsoever (whether made or created by the Executive or otherwise) relating to the business of the Company (and any copies of the same) or which is created or stored on the Company's equipment and systems:

(a)	shall be and remain the property of the Company; and
(b)

shall be handed over by the Executive to the Company on demand and in any event on the termination of the Employment and the Executive shall certify that ail such property has been so handed over and that no copies or extracts have been retained.

16.4

Clause 16.1 shall only bind the Employee to the extent allowed by law and nothing in this clause shall prevent the Employee from making a statutory disclosure. Clause 16.1 shall not apply to Confidential Information to the extent that the Executive is required to disclose to any court or regulatory body or competent jurisdiction or that the Executive is prevented from making a protected disclosure within the meaning of section 43A of the Employment Rights Act 1996 and/or a relevant pay disclosure made in compliance with section 77 of the Equality Act 2010.

17.	DATA PROTECTION
17.1

Unless the context otherwise requires, the terms "Personal Data" and "Sensitive Personal Data" shall have the meanings given to them in (i) the Data Protection Act 1998, (ii) from its effective date, the General Data Protection Regulation (Regulation (EU) 2016/679 of the European Parliament and the Council of 27 April 2016), (iii) the Data Protection Act 2018, and (iv) any similar, analogous or replacement legislation.

17.2	The Company hereby notifies the Executive that Personal and Sensitive Personal Data relating to the Executive (including sensitive personal data such as medical details and details of gender, race and ethnic origin) may, to the extent that it is reasonably necessary, in connection with the Executive's employment or the business of the Company:

(a)	be collected, stored or held (in hard copy and computer readable form) and/or processed by the Company; and
(b)

be disclosed or transferred to other employees or workers of the Company or any other group company and their employees or workers; any other persons as may be reasonably necessary (such as third party benefit providers or administrators) or as authorised by the Company; and as otherwise required or permitted by law, as set out in, and for the purposes set out in, the privacy notice provided separately to the Executive and the Company's privacy policy.

17.3	The Company may process your Personal and Sensitive Personal Data for a number of legitimate business purposes, including but not limited to:
(a)	administering and maintaining personnel records;
(b)

paying and reviewing salary and other remuneration and benefits, and providing and administering benefits (including if relevant, pension, life assurance, permanent health insurance and medical insurance);

(c)	undertaking performance appraisals and reviews, maintaining sickness and other absence records, or taking decisions as to your fitness for work;
(d)	providing references and information to governmental and quasi-governmental bodies, and if necessary, future employers; and
(e)	enabling equal opportunity monitoring and compliance.
17.4

With regard to the transfers referred to above, this may involve transfer of such data to jurisdictions outside the United Kingdom. Where the disclosure or transfer is to a destination outside the United Kingdom, the Company shall take reasonable steps to ensure that the Executive's Personal and Sensitive Personal Data continues to be adequately protected.

17.5

The Company may, from time to time, monitor the Executive's use of the internet and of email communications received, created, stored, sent or forwarded by the Executive on equipment provided by the Company to the Executive for the performance of her duties where reasonably necessary to check facts relevant to the business, ensure compliance with Company policies and procedures and investigate or detect unauthorised use of the Company systems.

17.6

Further details in respect of the collection, processing and transfer of Executive's Personal and Sensitive Personal Data, together with the Company's monitoring activities are set out in the privacy notice provided separately to the Executive and the Company's data privacy policy.

17.7

In limited cases where Executive consent is appropriate to and sought for specific processing, a separate consent notice will apply. Please note that the privacy notice, privacy policy and any separate consent notices where relevant or required, do not form part of the Executive's contract of employment.

17.8

The Company may also collect, store, use and hold Personal and Sensitive Personal Data relating to your family members (such as your spouse or children) in the course of providing and administering benefits. By signing this agreement, you confirm that you have informed your family members that their Personal and Sensitive Personal Data may be collected and processed by the Company.

You agree to review and abide by the terms of the Company's privacy and data protection policies

18.	INVENTIONS AND INTELLECTUAL PROPERTY RIGHTS
18.1	For the purposes of this clause 18 the following definitions apply:
(a)

Employment Inventions means any Invention which is made wholly or partially by the Executive at any time during the course of her employment with the Company (whether or not during working hours or using Company premises or resources, and whether or not recorded in material form).

(b)

Employment IPRs means Intellectual Property Rights created by the Executive in the course of her employment with the Company (whether or not during working hours or using Company premises or resources),

(c)	Invention means any invention, idea, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium.
18.2	The Executive acknowledges that all Employment IPRs, Employment Inventions and all materials embodying them shall automatically belong to the Company to the fullest extent permitted by law and hereby assigns, (and to the extent not capable of immediate or prospective assignment, agrees to assign) all such Employment IPRs and Employment Inventions to the Company.

18.3

The Executive acknowledges that, because of the nature of her duties and the particular responsibilities arising from the nature of her duties, she has, and shall have at all times while she is employed by the Company, a special obligation to further the interests of the Company.

18.4

To the extent that title in any Employment IPRs or Employment Inventions do not belong the Company by virtue of clause 18.2, the Executive agrees, immediately upon creation of such rights and inventions, to offer to the Company in writing a right of first refusal to acquire them on arm's length terms to be agreed between the parties. If the parties cannot agree on such terms within 30 days of the Company receiving the offer, the Company shall refer the dispute to a mutually acceptable independent expert (or, if agreement is not reached within five business days of either party giving notice to the other that it wishes to refer a matter to an independent expert, such independent expert as may be nominated by an appropriate authority, which the parties shall seek in good faith to agree) (Expert). In relation to matters referred to the Expert:

(a)

the parties are entitled to make submissions to the Expert and will provide (or procure that others provide) the Expert with all such assistance and documents as the Expert may reasonably require for the purpose of reaching a decision. Each party shall with reasonable promptness supply each other with all information and give each other access to all documentation and personnel as the other party reasonably requires to make a submission under this clause;

(b)	the parties agree that the Expert may in its reasonable discretion determine such other procedures to assist with the conduct of the determination as it considers appropriate;
(c)	the Expert shall act as an expert and not as an arbitrator. The Expert's decision shall be final and binding on the parties in the absence of fraud or
(d)

the Expert's fees and any costs properly incurred by her in arriving at her determination (including any fees and costs of any advisers appointed by the independent Expert) shall be borne by the parties in equal shares or in such proportions as the Independent Expert shall direct.

18.5	The Executive agrees that the provisions of this clause 18 shall apply to all Employment IPRs and Employment Inventions offered to the Company under this clause 18,4 until such time as the Company has agreed in writing that the Executive may offer them for sale to a third party.

18.6	The Executive agrees:
(a)	to give the Company full written details of all Employment Inventions which relate to or are capable of being used in the business of the Company promptly on their creation;
(b)

at the Company's request and in any event on the termination of her employment to give to the Company all originals and copies of correspondence, documents, papers and records on all media which record or relate to any of the Employment IPRs;

(c)	not to attempt to register any Employment IPR nor patent any Employment Invention unless requested to do so by the Company; and
(d)	to keep confidential each Employment Invention unless the Company has consented in writing to its disclosure by the Executive.
18.7

The Executive waives all her present and future moral rights which arise under the Copyright Designs and Patents Act 1988, and all similar rights in other jurisdictions relating to any copyright which forms part of the Employment IPRs, and agrees not to support, maintain nor permit any claim for infringement of moral rights in such copyright works,

18.8

The Executive acknowledges that, except as provided by law, no further remuneration or compensation other than that provided for in this Agreement is or may become due to the Executive in respect of her compliance with this clause 18. This is without prejudice to the Executive's rights under the Patents Act 1977.

18.9

The Executive undertakes to use her best endeavours to execute all documents and do all acts both during and after her employment by the Company as may, in the opinion of the Board, be necessary or desirable to vest the Employment IPRs in the Company, to register them in the name of the Company and to protect and maintain the Employment IPRs and the Employment Inventions. Such documents may, at the Company's request, include waivers of all and any statutory moral rights relating to any copyright works which form part of the Employment IPRs. The Company agrees to reimburse the Executive's reasonable expenses of complying with this clause 18.9.

18.10	The Executive agrees to give all necessary assistance to the Company to enable it to enforce its Intellectual Property Rights against third parties, to defend claims for infringement of third party Intellectual Property Rights and to apply for registration of Intellectual Property Rights, where appropriate throughout the world, and for the full term of those rights.

18.11

The Executive irrevocably appoints the Company to be the Executive's attorney in the Executive's name and on the Executive's behalf to execute documents and do all things which are necessary or desirable for the Company to obtain for itself or its nominee the full benefit of this clause.

18.12

The provisions of this clause will continue in force after the termination of this Agreement in respect of all Intellectual Property Rights created, developed, made or invented by the Executive during the Employment.

19.	STATEMENTS
19.1

The Executive shall not make, publish (in any format) or otherwise communicate any derogatory statements, whether in writing or otherwise, at any time either during her Employment or at any time after its termination in relation to the Company, or any of its officers or other personnel.

20.	TERMINATION OF EMPLOYMENT
20.1

The Company shall be entitled at its sole and absolute discretion lawfully to terminate the Executive's employment at any time and with immediate effect by written notification to the Executive and to pay within one month following the date of such termination a payment in lieu of notice (PILON) to the Executive. For the avoidance of doubt, the termination of the Executive's employment shall be effective on such written notification and shall not be deferred until the PILON is paid. The total PILON will be equal to the basic salary due under clause 6.1 which the Executive would have been entitled to receive under this Agreement during the notice period referred to at clause 3.1 (or, if notice has already been given, during the remainder of such notice period) subject to statutory deductions.

20.2

The Company may choose to pay any PILON in equal monthly instalments until the date on which the notice period referred to at clause 3.1 would have expired had notice been given. The Executive shall be obliged to seek alternative income during this period and to notify the Company of any income so earned (whether or not in fact received by the Executive during this period). The instalment payments under this clause shall be reduced by the amount of such income.

20.3

Notwithstanding clause 20.1, the Executive shall not be entitled to any PILON if the Company would otherwise have been entitled to terminate the Employment without notice in accordance with clause 20.5. In that case the Company shall also be entitled to recover as a debt from the Executive any net PILON (or instalments thereof) already made.

20.4

Upon the termination of the Employment for whatever reason or after notice having been served or if the Executive shall cease for any reason to be a director of the Company the Executive shall forthwith, if so required by the Company:

(a)

resign without any claim for compensation or damages from any office or appointment held by the Executive in the Company or in any Group Member, and of all other companies of which the Executive shall have been appointed a director by the Company or Group Member by virtue of any right of nomination vested in such member;

(b)

transfer any shares held by the Executive in the Company required to be transferred either in accordance with the Company's articles of association or any agreement by which the Executive is bound and deliver to the Company certificates thereof;

(c)

take appropriate steps to update any social or professional networking site (including but not limited to Facebook, Twitter or LinkedIn) (Networking Site) to confirm the Executive is no longer employed by the Company and shall not present or position the Executive as still being employed by or a director of the Company or any Group Member or that you are connected with the Company or any Group Member in any way (save that the Executive may, at all times, disclose that the Executive worked for the Company, the dates of employment with the Company and the role and responsibilities undertaken in that time).

20.5

The Company may terminate the Employment immediately by notice in writing and without any PILON (but without prejudice to the rights and remedies of the Company for any breach of this agreement and to the Executive's continuing obligations under this agreement) if the Executive shall have, without limitation:

(a)	committed any serious breach or repeated or continued breach of her obligations under this Agreement; or
(b)	been guilty of conduct tending to bring her or the Company into disrepute; or

(c)	become bankrupt or had an interim order made against her under the Insolvency Act 1986 or compounded with her creditors generally; or
(d)	failed to perform her duties to a satisfactory standard despite prior warning of performance issues by the Company; or
(e)	been convicted of an offence under any statutory enactment or regulation (other than a motoring offence for which no custodial sentence Is given); or
(f)	during the Employment, committed any breach of clauses 15,16 and/or 18. Any delay by the Company in exercising such right of termination shall not constitute a waiver thereof.
20.6

The Company reserves the right to suspend the Executive on full pay for so long as it may think fit in order to conduct any disciplinary investigation into any alleged acts or omissions by the Executive.

21.	GARDEN LEAVE
21.1	During any period of notice of termination (whether given by the Company or the Executive), the Company shall:
(a)	be under no obligation to assign any duties to the Executive;
(b)	require the Executive to perform such duties as the Board may direct at such location as the Board may decide;
(c)	be entitled to exclude the Executive from its premises;
(d)	require the Executive not to contact any customers, suppliers or employees;
(e)	require the Executive not to remain or become involved in any respect with the business of the Company or any Group Member except as required by such Group Member or Company; and
(f)

require that the Employee does not access or seek to use, access, download, save or otherwise retain copies of any of the Company's materials, records and other information, databases, electronic communications or storage systems, provided that this shall not affect the Executive's entitlement to receive her normal salary and contractual benefits (except that notwithstanding any other terms of this agreement bonus or other performance related benefits shall not accrue). During any such period of exclusion the Executive will continue to be bound by all the provisions of this Agreement and shall at all times conduct herself with good faith towards the Company.

21.2

During any period of garden leave, the Executive may not without the prior written consent of the Company in writing, update any LinkedIn account to notify any professional contacts added to her LinkedIn account during the course of her employment that she is leaving the Company and/or will be working elsewhere.

22.	POST TERMINATION OBLIGATIONS OF THE EXECUTIVE
22.1	For the purposes of this clause 22 the following definitions apply:
(a)

Restricted Business means the business of the Company (or any part thereof) at the Termination Date but limited to the type of activities with which the Executive was involved to a material extent during the twelve months immediately preceding the Termination Date;

(b)

Restricted Customer means any person, firm, company or other organisation who, at any time during the twelve months immediately preceding the Termination Date was a customer of or in the habit of dealing with the Company and with whom the Executive had personal dealings in the course of her employment or for whom the Executive was responsible on behalf of the Company during that period;

(c)

Prospective Customer means any person, firm, company or other organisation with whom the Company had negotiations or discussions regarding a possible business relationship during the six months immediately preceding the Termination Date and with whom the Executive had material dealings in the course of her Employment, or for whom the Executive was responsible for developing the relationship on behalf of the Company during that period;

(d)

Restricted Employee means any person who, at the Termination Date, was an employee of the Company who could materially damage the interests of the Company if she became employed in any competing business and with whom the Executive worked closely or was responsible for in the six months immediately preceding the Termination Date;

(e)

Restricted Supplier means any person, firm, company or other organisation who, in the twelve months immediately preceding the Termination Date supplied goods and/or services to the Company including but not limited to any individual who provided services to the Company by way of a consultancy agreement (but excluding utilities or goods and services supplied for administrative purposes) and with whom the Executive dealt to a material extent during that period;

(f)	Restriction Date means the earlier of the Termination Date and the start of any period of Garden Leave in accordance with Clause 21;
(g)	Termination Date means the date of termination of the Employment (howsoever caused).
22.2

The Executive acknowledges that by reason of the Employment she will have access to trade secrets, confidential information, business connections and the workforce of the Company and that in order to protect its legitimate business interests it is reasonable for her to enter into these post termination restrictive covenants and, having been given the opportunity to take independent legal advice the Executive agrees that the restrictions contained in this clause 22 (each of which constitutes an entirely separate, severable and independent restriction) are reasonable.

22.3	The Executive covenants with the Company that she will not without the prior written consent of the Company:
(a)

for six months after the Restriction Date solicit or endeavour to entice away from the Company the business or custom of a Restricted Customer with a view to providing goods or services in competition with any Restricted Business;

(b)

for six months after the Restriction Date solicit or endeavour to entice away from the Company the business or custom of a Prospective Customer with a view to providing goods or services in competition with any Restricted Business;

(c)

for six months after the Restriction Date provide goods or services to, or otherwise have any business dealings with, any Restricted Customer in the course of any business concern, in competition with any Restricted Business;

(d)

for six months after the Restriction Date provide goods or services to, or otherwise have any business dealings with, any Prospective Customer in the course of any business concern, in competition with any Restricted Business;

(e)	for six months after the Restriction Date in the course of any business concern which is in competition with any Restricted Business offer to employ or engage or otherwise endeavour to entice away from the Company any Restricted Employee;

(f)	for six months after the Restriction Date interfere or endeavour to interfere with the supply of goods and/or services by any Restricted Supplier to the Company; and
(g)	for six months after the Restriction Date be engaged or concerned in any capacity in any business concern, in competition with the Restricted Business.
22.4	For the avoidance of doubt, nothing in this clause 22 shall prevent the Executive from:
(a)	holding as an investment by way of shares or other securities not more than 5% of the total issued share capital of any company; or
(b)

being engaged or concerned in any business concern where the Executive's work or duties relate solely to geographical areas where the business concern 'is not in competition with the Restricted Business; or

(c)

being engaged or concerned in any business concern where the Executive's work or duties relate solely to services or activities of a kind with which the Executive was not concerned to a material extent in the twelve months before the Termination Date.

22.5

The obligations undertaken by the Executive pursuant to this clause 22 extend to her acting not only on her own account but also on behalf of any other firm, company or other person and shall apply whether she acts directly or indirectly.

22.6

The Executive hereby undertakes with the Company that she will not at any time after the termination of the Employment in the course of carrying on any trade or business, claim, represent or otherwise indicate any present association with the Company or for the purpose of carrying on or retaining any business or custom, claim, represent or otherwise indicate any past association with the Company to its detriment.

22.7

While the restrictions in this clause 22 (on which the Executive has had the opportunity to take independent advice, as the Executive hereby acknowledges) are considered by the parties to be reasonable in all the circumstances, it is agreed that if any such restrictions, by themselves, or taken together, shall be found to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company but would be considered reasonable if part or parts of the wording of such restrictions were deleted, the relevant restriction or restrictions shall apply with such deletions) as may be necessary to make it or them valid and effective,

22.8

If the Executive accepts alternative employment or engagement with any third party during the period of any of the restrictions in this clause 22 she will provide the third party with full details of these restrictions.

22.9

If the Executive's employment is transferred by reason of the Transfer of Undertakings (Protection of Employment) Regulations 2006 she will, if requested, enter into an agreement with the new employer that contains provisions that reflect the protections provided by the Company under this clause 22.

23.	WHISTLEBLOWING

If the Executive wishes to make a disclosure under Sections 43A-L of the ERA she should do so without delay by contacting the chairman of the Board in writing, expressly stating that she wishes to make a qualifying disclosure. A 'qualifying disclosure' is defined for these purposes as a disclosure of information made in the public interest which, in the reasonable belief of the Executive, tends to show one or more of the following: a criminal offence, a risk to health and safety, a failure to comply with a legal obligation, a miscarriage of justice, environmental damage or concealment of any of these.

24.	AMALGAMATION AND RECONSTRUCTION
24.1

If the Company is wound up for the purposes of reconstruction or amalgamation the Executive shall not as a result or by reason of any termination of the Employment or the redefinition of her duties within the Company arising or resulting from any reorganisation of the Group have any claim against the Company for damages for termination of the Employment or otherwise so long as she shall be offered employment with any concern or undertaking resulting from such reconstruction, reorganisation or amalgamation on terms and conditions no less favourable to the Executive than the terms contained in this Agreement.

25.	DISCIPLINARY AND GRIEVANCE PROCEDURES
25.1

The Company's Grievance and Disciplinary Procedures will apply to the Executive. The Company aims to follow applicable best practice in relation to any disciplinary matter or dismissal involving the Executive. However, such practice is not a contractual entitlement of the Executive and the Company reserves the right not to do so.

26.	NOTICES
26.1	Any notice or other document to be given under this Agreement shall be in writing and may be given personally to the Executive or to the Secretary of the Company (as the

case may be) or may be sent by first class post to, in the case of the Company, its registered office for the time being and in the case of the Executive either to her address shown on the face of this Agreement or to her last known place of residence, or may be sent by email to the parties' email addresses for service:

Party	Email Address
Company
Executive

26.2	Any notice or other written communication shall be deemed to have been served:
(a)	if delivered personally, at the time of delivery;
(b)	in the case of pre-paid recorded delivery or registered post, 48 hours from the time of posting;
(c)

if sent by email, at the time of transmission (if sent during normal business hours, that is 9.30 to 17.30 local time) in the place from which it was sent or (if not sent during such normal business hours) at the beginning of the next Business Day in the place from which it was sent.

26.3

In proving service it shall be sufficient to prove that personal delivery was made, or that such notice or other written communication was properly addressed stamped and delivered into the custody of the postal authority as a recorded delivery or registered post or in the case of an email that an activity or other report from the sender can be produced recording the time the email was sent and the email address to which it was sent.

27.	ENTIRE AGREEMENT AND FORMER SERVICE AGREEMENT(S)

This Agreement together with any documents referred to in it constitute the entire agreement between the parties and shall be in substitution for any previous letters of appointment, agreements or arrangements, (whether written, oral or implied), relating to the employment of the Executive, which shall be deemed to have been terminated by mutual consent. The Executive acknowledges that as at the date of this Agreement she has no outstanding claim of any kind against the Company and in entering into this Agreement she has not relied on any P re-Contractual Statement

28.	GOVERNING LAW AND JURISDICTION

This Agreement, shall be governed by and interpreted in accordance with English law and the parties Irrevocably agree to the exclusive Jurisdiction of the English Courts.

29.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and alt the counterparts together shall constitute one and the same instrument.

30.	THIRD PARTY RIGHTS

The Executive and the Company do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Right of Third Parties) Act 1999 by any third party.

31.	GENERAL
31.1	There are no collective agreements affecting the terms and conditions of the Executive's employment.
31.2

Any notice or other document to be given under this Agreement shall be in writing and may be given personally to the Executive or to the Secretary of the Company (as the case may be) or may be sent by first class post to, in the case of the Company, its registered office for the time being and in the case of the Executive either to her address shown on the face of this Agreement or to her last known place of residence.

31.3

Any such notice shall (unless the contrary is proved) be deemed served when in the ordinary course of the means of transmission it would first be received by the addressee in normal business hours. In proving such service it shall be sufficient to prove, where appropriate, that the notice was addressed properly and posted.

31.4

The various provisions and sub-provisions of this Agreement are severable and if any provision or any identifiable part of any provision is held to be unenforceable by any court of competent jurisdiction then such unenforceability shall not affect the enforceability of the remaining provisions or identifiable parts of them.

This Agreement has been executed and delivered as a deed on the date shown on the first page

Signed as a deed by	/s/ Gemma Brown	(Signature)

GEMMA BROWN	Gemma Brown	(Print name)

In the presence of a witness		(Witness name)

(Witness signature)

(Address of witness)

Signed as a deed by	/s/ William Enright	(Signature)

VACCITECH PLC acting by a	William Enright	(Name)

Director

In the presence of a witness		(Witness name)

(Witness signature)

(Address of witness)